LIVE Entertainment Inc.

                                                  April 3, 1995




Dear Stockholder:

    You are cordially invited to attend the annual meeting of holders of Common Stock, Series B Cumulative Convertible Preferred Stock and Series C Convertible Preferred Stock of LIVE Entertainment Inc. (the "Company") to be held at The Peninsula Beverly Hills, 9882 Little Santa Monica Boulevard, Beverly Hills, California 90212, on Tuesday, May 9, 1995, at 10:00 a.m.

     At this meeting, Common Stockholders and Series C Convertible Preferred Stockholders are being asked to elect six Directors to the Company's Board of Directors; to approve an amendment to the Company's 1988 Stock Option and Stock Appreciation Rights Plan to increase the number of shares of the Company's Common Stock for which options may be granted; and to ratify management's appointment of independent auditors for 1995. Series B Cumulative Convertible Preferred Stockholders are being asked to elect two Directors to the Company's Board of Directors. Please give your attention to the Proxy Statement appearing on the following pages, which describes these matters in detail.

     It is important that your shares be represented at the annual meeting whether or not you are personally able to attend. YOU ARE
THEREFORE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

     Thank you for your cooperation.


                              Sincerely,




                              ROGER A. BURLAGE
                              President and Chief Executive Officer